Prospectus Supplement
Filed under Rule 424(b)(3)
Registration Number 333-19737

INDUSTRI-MATEMATIK INTERNATIONAL CORP.

	The Prospectus dated January 16, 1997 ("Prospectus"), relates to the possible sale by certain stockholders of Industri-Matematik International Corp. ("Company") of shares of common stock ("Common Stock") of the Company issued pursuant to the Company's Restricted Stock Program. Since the date of the Prospectus, four of the selling stockholders each transferred the shares of Common Stock he acquired pursuant to the Restricted Stock Program, subject to related liabilities, to a Delaware limited liability company solely owned by such stockholder. These stockholders remain the beneficial owners of the shares of Common Stock transferred to the limited liability companies.

The Prospectus is hereby supplemented by replacing the portion of the table of selling stockholders relating to these four shareholders with the information set forth below, which information is as of the date of this Prospectus Supplement.

                           Number of Shares              Number of Shares
                           Beneficially                  Available For Sale
Name                       Owned              Percent    Hereunder
----                       ----------------   -------    ------------------

Stock Investments, LLC(1)    610,000            1.9       435,000
Portfolio Assets, LLC(2)     192,000              *        92,000
Diversity Holdings, LLC(3)   180,000              *       130,000
Financial Holdings, LLC(4)    49,995              *        24,995

(1) The shares of Common Stock owned of record by Stock Investments, LLC are beneficially owned by Stig Durlow.
(2) The shares of Common Stock owned of record by Portfolio Assets, LLC are beneficially owned by Lars-Goran Peterson.
(3) The shares of Common Stock owned of record by Diversity Holdings, LLC are beneficially owned by Mats Lillienberg.
(4) The shares of Common Stock owned of record by Financial Holdings, LLC are beneficially owned by Per-Olof Ekholtz.

* Less than 1%.

The date of this Prospectus Supplement is May 14, 2001